NEW ENGLAND FUNDS TRUST II

SECRETARYS CERTIFICATE


I, John E. Pelletier, Secretary of New England Funds Trust II, the Trust, a Massachusetts business trust, do hereby certify that pursuant to the provisions of the Trusts Amended and Restated Declaration of Trust the following vote was adopted by the Trustees as of May 14, 1999.

New England Tax Free Income Fund of New York

VOTED, that the liquidation of the New England Tax Free Income Fund of New York as described in a memorandum dated April 30, 1999 from New England Funds Management, L.P. is hereby approved.

IN WITNESS WHEREOF, I hereto sign my name this 14th day of May, 1999



					John E. Pelletier
					Secretary
					New England Funds Trust II